Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of March 1, 2018, by and among C. Greg Edwards, hereinafter referred to as “Executive,” PARKWAY ACQUISITION CORP., a Virginia corporation with a principal place of business in Floyd, Virginia, hereinafter referred to as the “Corporation,” and SKYLINE NATIONAL BANK, a national banking association with a principal place of business in Independence, Virginia and a wholly-owned bank subsidiary of the Corporation, hereinafter referred to as the “Bank.”

W I T N E S S E T H

WHEREAS, the Corporation and the Bank have entered into an Agreement and Plan of Merger dated as of March 1, 2018 with Great State Bank (the “Merger Agreement”), pursuant to which Great State Bank will merge into the Bank, with the Bank being the surviving bank (the “Merger”);

WHEREAS, based on Executive’s position as a key executive officer of Great State Bank and as a material inducement for the Corporation to enter into the Merger Agreement, the Executive, the Bank, and the Corporation have agreed that upon the consummation of the Merger the Executive shall become an employee of the Bank and the Corporation under the terms and conditions set forth herein; and

WHEREAS, the Executive is willing to make his services available to the Corporation and the Bank on the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement supersedes and replaces all employment and/or similar agreements previously entered into between Executive and Great State Bank, the Corporation, the Bank or their Affiliates, if any.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and the benefits that have and will accrue to Executive from employment with the Corporation, Executive and the Corporation agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement.

(a) Affiliate. “Affiliate” means all Persons and Entities, directly or indirectly, controlling, controlled by or under common ownership with the Corporation or the Bank where control is by management authority, equity ownership, contract or otherwise. This term also includes Entities in which the Corporation or the Bank may acquire ownership or control after the Effective Date.

(b) Board. “Board” means the Board of Directors of the Corporation.

(c) Cause. “Cause” means the termination of Executive’s employment by the Corporation and the Bank prior to the expiration of the Term or any renewal term as a result of a finding by a majority vote of the Board (excluding Executive if he is a Board member) that any of the following have occurred: (i) Executive has engaged in or has directed others to engage in a fraudulent, dishonest or unlawful act or omission, or series of actions or omissions; (ii) any knowing and material breach of this Agreement by Executive; (iii) any knowing and material violation by Executive of corporate policies and procedures that result in damage to the business or reputation of the Corporation, the Bank or their Affiliates, including, without limitation, the Bank’s Professional Code of Conduct, Code of Ethics and Conflict of Interest Policy and policies prohibiting discrimination, harassment and/or retaliation; (iv) Executive has engaged in, or has directed others to engage in, a criminal act (other than a minor traffic offense) or other willful misconduct determined to be substantially detrimental to the best interests of the Corporation, the Bank or any of their Affiliates; (v) knowing breach of fiduciary duty by Executive; (vi) Executive fails to follow the directions of the Board, is grossly neglectful of Executive’s duties or continues to fail to perform assigned duties, which failure or gross negligence is not cured within twenty-one (21) days after the Board provides written notice thereof; (vii) Executive engages in conduct which violates any material law, rule or standard of regulatory agencies governing the Corporation, the Bank or their Affiliates, including but not limited to the Virginia Bureau of Financial Institutions, the Office of the Comptroller of the Currency, the U.S. Financial Stability Oversight Council, the U.S. Treasury Department, the Bureau of Consumer Financial Protection, and the Securities and Exchange Commission; or (viii) demonstrated incompetence of Executive.

(d) Change of Control. “Change of Control” means any one of the following events occurring after the Effective Date:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, a wholly-owned subsidiary thereof, or any employee benefit plan of the Corporation or any of its subsidiaries becomes the beneficial owner of Corporation or Bank securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Corporation or Bank that may be cast for the election of directors of the Corporation or Bank (other than as a result of the issuance of securities initiated by the Corporation or Bank in the ordinary course of business);

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Corporation’s or Bank’s securities entitled to vote generally in the election of directors of the Corporation or Bank immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Corporation or Bank or any of their respective successor corporations or entities entitled to vote generally in the election of the directors of Corporation or Bank or such other corporation or entity after such transactions; or

(iii) such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

(e) Competing Financial Services Organization. “Competing Financial Services Organization” means an entity unaffiliated with the Corporation that is engaged in the commercial, retail or mortgage banking or lending business, wealth management business, investment advisory business, or trust service business that provides services and products that are the same as or competitive with the services and products offered by the Corporation, the Bank or any of their Affiliates immediately prior to the Date of Termination or were approved to be offered within ninety (90) days of the Date of Termination.

(f) Competitive Position. “Competitive Position” means a position held by Executive that involves duties that are the same as or substantially similar to the duties Executive performed for the Corporation, Bank, or any of their Affiliates within the twenty-four (24) months prior to Executive’s violation of Section 15, or if such violation occurs after the termination of Executive’s employment hereunder, within the twenty-four (24) months prior to the Date of Termination.

(g) Competitive Service or Product. “Competitive Service or Product” means those services or products offered by a Competing Financial Services Organization that are the same as or competitive with those services or products offered by the Corporation, the Bank or any of their Affiliates at the Date of Termination or which have been approved by the Corporation, the Bank or any of their Affiliates to be offered within ninety (90) days of the Date of Termination.

(h) Confidential Information. “Confidential Information” means all information, technical or financial data, materials, computer records or data, trade secrets and/or know-how regarding the Corporation, the Bank and/or any of their Affiliates or their internal operations and plans that is treated as confidential by the Corporation, the Bank and/or their Affiliates, that is not generally known by persons not employed by the Corporation, the Bank or their Affiliates, and that is not otherwise available to the public by lawful and proper means. Confidential Information also includes all information received from customers of the Bank or other Affiliates, along with the identity of and services provided to the customers, regardless of the manner which such information is conveyed or stored as well as information or materials designated or treated as confidential by a federal or state regulatory or enforcement agency Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of customers, business or marketing information that are developed by or for the Corporation, Bank or any Affiliate; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Corporation, Bank and/or their Affiliates, as well as the following non-public and sensitive information regarding the employees of the Corporation, the

Bank and/or their Affiliates: Social Security numbers, date of birth, names of family members, home addresses and email addresses, telephone numbers, health-related information and compensation information. This definition applies to information generated by Executive or others who work for the Corporation, the Bank or one of their Affiliates, as well as information received from a customer or another third party. This list is not exhaustive, and Confidential Information also includes other information that is identified, marked or treated as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. For purposes of this definition, the term “not available to the public” shall include all information or material in the public domain by virtue of improper disclosure by Executive or by another with Executive’s permission. Notwithstanding the foregoing, information shall not be considered Confidential Information if (i) such information is already known to others not bound by a duty of confidentiality with respect thereto, (ii) such information is or becomes publicly available through no fault of Executive, or (iii) the furnishing or use of such information is compelled by or in connection with legal or administrative proceedings.

(i) Customer. “Customer” means a Person or Entity that has an account with, loan from, an investment or deposit with the Bank or any of its Affiliates, or that has received or used other financial or investment products or services from the Corporation, the Bank or any of their Affiliates at any time within the twelve (12) months immediately prior to the Date of Termination.

(j) Date of Termination. “Date of Termination” means the date specified in the Notice of Termination or Executive’s date of Death as applicable. If either party fails to deliver a Notice of Termination, the Date of Termination means the last day of Executive’s employment with the Corporation.

(k) Effective Date. “Effective Date” means the date and time of the consummation of the Merger.

(l) Good Reason. “Good Reason” means Executive’s termination of employment as a result of (i) a material reduction in Executive’s duties, authorities, or reporting responsibilities, without Executive’s prior consent; (ii) a material breach of this Agreement by the Corporation or Bank, including, without limitation, reducing Executive’s Base Salary, or failing to provide Executive with the compensation and benefits provided for under this Agreement; or (iii) the Corporation or Bank requires Executive to move Executive’s principal location for work to a location that is 25 miles or more from the principal location of the Bank where the Executive is then serving. Notwithstanding the foregoing, no event described in the preceding sentence shall give rise to a termination for Good Reason unless Executive first gives the Corporation notice that such an event has occurred within the sixty (60) days immediately following the occurrence of such event, and the Corporation and the Bank fail to cure the breach within thirty (30) business days of such notice.

(m) Notice of Termination. The term “Notice of Termination” means any written notice that Executive’s employment is being terminated given by the Corporation or Executive for any reason which specifies a Date of Termination, which may be effective immediately.

(n) Person/Entity. “Person” shall mean any Entity or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits. The term “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(o) Prospect. “Prospect” means a Person or Entity who has not previously done business with the Corporation, the Bank or any of their Affiliates, but who had one or more communications with Executive within the six (6) months immediately before the end of employment with the Corporation where the Person applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with Executive about utilizing or obtaining service(s) and/or product(s) offered by the Corporation, the Bank or any of their Affiliates.

(p) Separation from Service. “Separation from Service” means the termination, whether voluntary or involuntary, of Executive’s employment for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of Executive’s employment and whether the Corporation and Executive intended for Executive to provide significant services for the Corporation or Bank following such termination. A termination of employment will not be considered a Separation from Service if the termination from employment is not considered a termination of employment under Treasury Regulation 1.409A-1(h)(1)(ii).

(q) Specified Employee. Pursuant to Internal Revenue Code of 1986, as amended (the “Code”) Section 409A, a “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation if any stock of the Corporation is publicly traded on an established securities market or otherwise.

2. Employment and Term. Conditional upon consummation of the Merger and the Executive being in the employment of Great State Bank at the Effective Date, this Agreement shall become effective and Executive shall be employed as the Regional President of North Carolina of the Bank as of the Effective Date, and shall perform such services as may be assigned to Executive by the Bank and Corporation from time to time upon the terms and conditions herein provided. Executive shall also serve in such additional offices for the Corporation, the Bank and their Affiliates as the Board may specify. The term of employment under this Agreement shall begin on the Effective Date (each successive anniversary of the Effective Date is referred to herein as an “Anniversary Date”) and shall continue for a term of three (3) years (the “Term”). After expiration of the initial Term, the Agreement shall automatically extend for successive one year periods unless the Board or Executive gives notice to the other party that the Term will not be extended no later than sixty (60) days prior to any Anniversary Date of the Term or any extension thereof. If either party gives timely notice that the initial Term or any extension of such Term will not be extended, then this Agreement shall terminate at the conclusion of the initial Term or any extension thereof, unless terminated sooner as permitted in this Agreement.

(a) Duty of Loyalty. Executive is employed in a position that involves and requires a high level of trust and confidence and requires a significant time commitment. Executive agrees to act at all times with the highest degree of loyalty and integrity toward the Corporation and the Bank, and shall devote his/her full attention, energies and best efforts on behalf of the Corporation, the Bank and their Affiliates, except as otherwise approved by the Board pursuant to Section 13(b) of this Agreement. Executive further agrees to comply with all policies, guidelines, rules and operating procedures adopted from time to time.

(b) Outside Activities. In addition to activities approved by the Board pursuant to Section 13(b) of this Agreement, Executive may manage Executive’s personal investments and additionally, after making a full disclosure of the material terms, serve on corporate, civic or charitable boards or committees, deliver lectures or fulfill speaking engagements, provided that such additional activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement (as determined by the Board).

(c) Licenses and Legal Compliance. Executive shall be responsible for obtaining and maintaining any licenses or certifications which may be required for the performance of Executive’s duties and shall comply with all laws, regulations and rules that apply to the Corporation, the Bank or their Affiliates.

3. Compensation and Benefits.

(a) Base Salary. Executive’s Base Salary shall not be less than $155,000, subject to possible adjustments on an annual basis (“Base Salary”). The annual adjustment to Base Salary, if any, shall be a discretionary increase deemed appropriate by the Board or one of its Committees in accordance with the prevailing salary administration practices of the Corporation. The Base Salary shall be paid in accordance with the Corporation’s regular payroll during the Term, and if applicable, during the severance pay period, less all required payroll taxes and authorized withholdings.

(b) Incentive Compensation. Executive shall be eligible to be considered for incentive compensation, if any, in an amount determined appropriate by the Corporation based upon the recommendation of the Compensation Committee and an annual evaluation of achievement of key objectives as may be established from time to time by such Committee.

(c) Vacation. Executive shall be entitled to accrued vacation of four (4) weeks per year during the Term. In the event Executive does not use all four (4) weeks each year, the unused vacation days will not carry over into the next succeeding year. Executive shall not be entitled to receive any additional compensation for failure to take any vacation.

(d) Benefits. Executive shall be entitled to participate, on the same basis as other members of senior management, in all welfare, retirement and/or pension benefit plans that the Corporation or the Bank establishes and makes available to all employees. Executive may be considered for perquisite benefits and participation in other executive welfare, retirement, pension benefit or other plans; however, Executive acknowledges that Executive is not entitled to such perquisites and is not entitled to participate in such plans except as specifically approved in writing by the Board.

(e) Expenses. The Corporation or the Bank, as applicable, shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Corporation, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board.

4. Termination for Death or for Cause. The Corporation may terminate the employment of Executive prior to the expiration of the Term or any renewals, upon Executive’s death or for Cause as set forth in this Section.

(a) Death. Executive’s employment shall terminate automatically upon Executive’s death. Upon Executive’s death, the Corporation shall pay Executive’s estate Executive’s full Base Salary through the date of Executive’s death. Executive’s estate and heirs will be entitled to apply for and receive whatever plan benefits might be in place at the time of Executive’s death. Further, Executive’s eligible dependents shall have the right to continue their health insurance coverage under COBRA.

(b) Cause. The Corporation, by a majority vote of the Board, may at any time terminate Executive’s employment upon a finding of Cause. No prior notice to Executive shall be required for any finding of Cause (provided, however, that this Section 4(b) shall not be deemed to negate the written performance notice and opportunity to cure set forth in Section 1(c)(vi) in connection with a termination for Cause pursuant to such subsection). Nonetheless, the Board may, in its sole discretion, afford the Executive with an opportunity to be heard prior to voting on whether Cause exists to terminate his employment. In the event the Corporation terminates Executive’s employment for Cause and a Separation From Service occurs, then Executive’s right to receive any further compensation or benefits from the Corporation shall cease immediately as of the Date of Termination.

5. Termination for Disability. If, as a result of Executive’s incapacity due to an accident or physical or mental illness, Executive is substantially unable to perform Executive’s duties due to such physical or mental impairment, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve (12) month period, then the Corporation shall have the right to terminate Executive’s employment for “Permanent Disability” before the end of the applicable Term. The determination of whether Executive has a “Permanent Disability” shall be made by the Board after receiving a report from a physician or psychiatrist selected by the Board. In the event that a Separation From Service occurs as a result of “Permanent Disability” during the Term, Executive shall receive a lump sum payment equal to (90) days of Executive’s then applicable Base Salary. The payment shall be made within sixty (60) days after the Date of Termination.

After Executive’s Separation from Service as a result of “Permanent Disability,” the Corporation shall reimburse Executive, after receipt of reasonable documentation, for any premiums Executive pays for continuing insurance coverage to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) for a period of six (6) months from the date of Executive’s Separation From Service.

6. Termination Upon Expiration of Term. In the event that either the Corporation or Executive gives notice under Section 2 that the Term is not to be renewed but will terminate at the end of the initial Term or any extension thereof, Executive’s employment, if not otherwise terminated under Sections 4 or 5, shall automatically terminate as of December 31 of the year in which the Term ends. In this situation, neither the Corporation nor the Bank shall owe Executive any severance, subject only to the provisions of Section 10(a).

7. Termination by Corporation Without Cause. In the event the Corporation and the Bank desire to terminate Executive’s employment for any reason other than as set forth in Sections 4, 5 or 6, the Corporation and the Bank may do so by providing at least sixty (60) days prior written notice, or in lieu thereof, may relieve Executive of all duties and place Executive on a sixty (60) day paid administrative leave, and such a paid leave of absence shall not be deemed a breach of this Agreement. Commencing on the Date of Termination, and subject to the provisions of Section 7(a), the Corporation shall pay Executive severance in the form of continuing to pay Executive’s Base Salary for the balance of the existing term of this Agreement (for purposes of this Section 7, the “Remaining Term”), or a period of eighteen (18) months, if such eighteen (18) month period ends prior to the expiration of the Remaining Term. In addition, the Corporation shall pay to Executive a monthly cash amount equal to the premiums Executive would pay for continuing health, dental, accident and disability insurance of Executive and Executive’s eligible dependents in effect immediately prior to the Date of Termination, until the earlier of (i) the expiration of the Remaining Term; (ii) the expiration of (18) months from the Date of Termination; (iii) Executive commences full-time employment with another employer; or (iv) the date on which the Corporation determines that the Executive has violated any provisions of Sections 13-16 of this Agreement.

(a) Exclusive Remedy and Preconditions. The payment of any amounts due under this Section 7 or Section 8 below, if applicable, shall be the Executive’s sole and exclusive remedy for termination of this Agreement and shall be subject to and conditioned upon prior receipt by the Corporation of a separation agreement containing a valid waiver and release by Executive, in a form provided by the Corporation, of any and all claims Executive may have against the Corporation, the Bank and their Affiliates, and their then current or former officers, directors, and employees, which release must be executed within 30 days of the Date of Termination and not revoked. Further, Executive must reaffirm and comply with the restrictions contained in Sections 13-16 this Agreement which survive termination of employment.

(b) Alternative Benefit. Notwithstanding the foregoing, if the Corporation and the Bank terminate the employment of Executive under Section 6 or without Cause under this Section 7 following shareholder approval of a transaction that would constitute a Change of Control, or within two (2) years thereafter, and there is a Separation from Service, then Executive shall be eligible to receive the severance payments and benefits provided by Section 10(a) but will not receive severance payments and benefits under Section 7(a).

8. Termination by Executive for Good Reason. If, in the absence of a Change of Control, Executive terminates Executive’s employment under this Agreement for Good Reason and a Separation From Service thereby occurs, Executive shall be entitled to severance payments and benefits as if Executive were terminated by the Corporation and the Bank without Cause under Section 7. If, following shareholder approval of a transaction that would constitute a

Change of Control or within two (2) years thereafter, Executive terminates Executive’s employment under this Agreement for Good Reason and a Separation From Service thereby occurs, Executive shall be entitled to severance payments and benefits as if Executive were terminated by the Corporation and the Bank without Cause under Section 10.

9. Voluntary Termination by Executive. Except in the case of termination for Good Reason, in the event that Executive terminates or resigns from Executive’s employment with the Corporation and the Bank prior to or in connection with the expiration of the initial Term (or any renewal thereof), then the Corporation and the Bank shall have no obligation to pay Executive severance benefits of any kind. If Executive elects to resign or terminate employment prior to the expiration of the Term, other than pursuant to Section 8, Executive shall give the Corporation one hundred twenty (120) days prior written notice. Upon receipt of such notice, the Corporation and the Bank may relieve Executive of Executive’s duties, in whole or in part, prior to the expiration of the notice period, and Executive’s right to receive compensation shall end on Executive’s last day of employment.

10. Change of Control.

(a) Severance Benefit following a Change of Control. If following shareholder approval of a transaction that would constitute a Change of Control or within two (2) years thereafter, Executive’s employment is terminated and a Separation From Service thereby occurs either because (i) the Corporation and the Bank elect not to renew the Term of this Agreement under Section 2, (ii) the Corporation and the Bank terminate Executive’s employment without Cause under Section 7, or (iii) Executive terminates Executive’s employment for Good Reason, then, subject to the terms of this Agreement, the Corporation, and/or its Successors shall pay Executive, for a period of twenty-four (24) months after the Date of Termination, (A) severance in the form of continued payment of Executive’s Base Salary as in effect at the time of a Change of Control, shareholder approval thereof, or on the Date of Termination, whichever is greatest, and (B) a monthly cash amount equal to the premiums Executive would pay for continuing health, dental, accident and disability insurance of Executive and Executive’s eligible dependents in effect immediately prior to the Change in Control, shareholder approval thereof, or immediately prior to the Date of Termination, whichever is greatest. The payment of benefits under this Section 10(a) is subject to each of the following: (i) Executive’s providing the release required under Section 10(b) within 30 days of the Date of Termination and not revoking it, (ii) compliance with the tax provisions of Section 10(c) and Section 12 (below), and (iii) compliance with the provisions of Sections 13-16 of this Agreement. Payment of severance under this Section 10(a) shall be in lieu of any other severance payments and/or benefits that might otherwise be due to Executive under Sections 6, 7 or 8. No payments under this Section 10(a) shall be due if Executive is terminated under Sections 4, 5 or 9.

(b) Preconditions. The payment of any amounts due under this Section 10, if applicable, shall be subject to and conditioned upon prior receipt by the Corporation or its Successor of a separation agreement containing a valid and enforceable waiver and release by Executive, in a form provided by the Corporation, of any and all claims Executive may have against the Corporation, the Bank and their Affiliates their successor, or assigns, or all of their then current or former officers, directors, or employees, which release must be executed within 30 days of the Date of Termination and not revoked. Further, Executive must reaffirm and abide by the restrictions contained in this Agreement which survive termination of employment.

(c) Tax Issues. If the payments and benefits pursuant to this Section 10 either alone or together with other payments and benefits which Executive has the right to receive from the Corporation or the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Corporation pursuant to this Section 10 shall be reduced, in the manner determined by the Corporation, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Corporation under this Section 10 being non-deductible to the Corporation pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to this Section 10(c) shall be based upon a determination by an independent public accounting firm or outside legal counsel, and the costs of such determination shall be borne by the Corporation. Such accountants shall promptly prepare the foregoing determination, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries such as accountants deemed necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 10.

11. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation to Executive shall be subject to the withholding of such amounts relating to taxes as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.

12. Compliance with Code Section 409A.

(a) General. It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service to the extent required by Section 409A. Notwithstanding the foregoing, the Corporation and the Bank make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Corporation and the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Corporation and the Bank on account of non-compliance with Section 409A.

(b) Delayed Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent needed to comply with Section 409A, if Executive is a Specified Employee, payments due under Sections 6, 7, 8, or 10 above shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Executive’s Separation from Service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Executive’s Separation from Service (or, if earlier, the date of Executive’s death).

(c) Reimbursements and In-Kind Benefits. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Consultant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13. Loyalty Obligations. Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Corporation and Bank, Executive has developed and will continue to develop substantial expertise and knowledge with respect to all aspects of the Corporation’s and the Bank’s business, affairs and operations and has had and will continue to have access to all significant aspects of the business and operations of the Corporation, the Bank and their Affiliates and to Confidential Information. Executive agrees that the following obligations set forth in Sections 13-16 (“Loyalty Obligations”) shall apply in consideration of Executive’s continued employment with the Corporation and the Bank:

(a) Confidential Information.

(i) Confidential Information. At all times during the Term and thereafter, and subject to the limitations of Section 10(f), Executive shall hold in strictest confidence, and shall not use or disclose (except to fulfill Executive’s employment obligations and/or the benefit of the Corporation, the Bank and/or their Affiliates) to any Person or Entity, without authorization of the Corporation, any Confidential Information of the Corporation, the Bank or their Affiliates.

(ii) Third Party Information. Executive recognizes that the Corporation, the Bank and their Affiliates have received, and in the future will receive, information from third parties that the third party considers to be confidential or proprietary information and which is, or may be, subject to a duty on the part of the Corporation, the Bank or their Affiliates not to disclose to others and to restrict its use only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any Person or Entity to use it except as necessary in carrying out Executive’s work for the Corporation and the Bank consistent with the obligations of the Corporation, the Bank and their Affiliates to such third party.

(iii) Security Access. At all times, Executive agrees to (a) comply with and enforce the security policies and procedures as in force from time to time designed to protect access to and safeguard the data, equipment, systems and all other facilities, IT resources and communication technologies of the Corporation, the Bank or their Affiliates (“Facilities and IT Resources”) and (b) not access or use any of the Facilities and IT Resources in any manner after termination of employment (regardless of the circumstances). Executive further agrees to promptly notify the Corporation, the Bank or the relevant Affiliate thereof, as applicable, in the event Executive learns of a violation of any security policies or procedures by others, or of any other misappropriation or unauthorized access, use, or tampering with any of the Facilities and IT Resources by others.

(iv) Work Product. Executive acknowledges that all discoveries, inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Corporation, the Bank or their Affiliates, and all research and development regarding existing or future products or services which are conceived, developed or made by Executive while employed (“Work Product”) belong to the Corporation, the Bank and their Affiliates (as applicable). Executive hereby assigns, without further compensation, any and all rights, title or interest Executive has or may have in such Work Product to the Corporation, the Bank or their Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Corporation and perform all actions reasonably requested by the Corporation (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(b) Conflicting Employment. Unless otherwise specifically approved by the Board after full disclosure in writing, during the Term (including any renewals thereof), (i) Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Corporation, the Bank or their Affiliates are now involved or become involved during Executive’s employment; and (ii) Executive shall not engage in any other activities that conflict with the business of the Corporation, the Bank or their Affiliates or that materially interfere with Executive’s ability to devote the time necessary to fulfill Executive’s obligations to the Corporation and the Bank.

(c) Return of Property. On the Date of Termination, if not previously requested sooner than that date, Executive shall return to the Corporation or the Bank (and will not keep copies in Executive’s possession, recreate or deliver to anyone else) any and all equipment (cell phones, laptops, etc.) credit cards, devices or drives containing confidential information or Work Product, devices, records, data, as well as computer files, records or disks, keys, key or access cards, security devise, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others pursuant to or during Executive’s employment or otherwise belonging to the Corporation, the Bank or their Affiliates and their Successors regardless of the form in which such information or documents are stored. Executive shall not retain, and shall delete or destroy all electronic copies of such documents and materials containing Confidential Information of the Corporation, the Bank, or their respective Affiliates or Successors.

(d) Notification of New Employer. In the event that Executive leaves the employ of the Corporation and the Bank and begins employment elsewhere, Executive agrees the Corporation may send notice to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor or manager) informing the new employer about Executive’s loyalty obligations and other applicable restrictions contained in this Agreement.

(e) Post-Employment Duty of Cooperation. By virtue of Executive’s employment, Executive will know information, including but not limited to Confidential Information, that is or may be material to and necessary for the Corporation, the Bank and/or their Affiliates to appropriately and successfully conclude matters that involve third parties. As a result, following termination of employment (regardless of the circumstances), Executive agrees to assist, and cooperate fully with, the Corporation, the Bank and their Affiliates upon reasonable request, and to do so voluntarily (without legal compulsion) when such matters arise. This duty of cooperation is intended to allow the Corporation and the Bank to meet their respective legal obligations and satisfactorily conclude matters in a manner that achieves the best result possible for the Corporation, the Bank and their Affiliates.

(i) The matters on which cooperation may be requested include, but are not limited to, the actual or contemplated defense, prosecution, or investigation of claims involving the Corporation, the Bank or their Affiliates, and a third party (including employees of the foregoing who may assert claims) as well as responding to any other civil, criminal, administrative or investigative action, suit, proceeding, or inquiry, whether formal or informal, by a federal, state, or law enforcement or regulatory department, agency or authority, where the matter arises from or is related to events, acts, or omissions involving or pertaining to the operations, activities, employees or customers of the Corporation, the Bank or their Affiliates that occurred during the period of Executive’s employment by the Corporation (“Third Party Claims”).

(ii) The Executive’s duty to cooperate includes, without limitation, Executive making himself or herself reasonably available upon reasonable notice, without subpoena, to meet with the Corporation, the Bank, an Affiliate and/or their counsel to provide complete, truthful and accurate information in interviews, depositions, and trial testimony as well as other related support activity. The Corporation will reimburse the Executive for all out-of-pocket travel expenses reasonably incurred at the Corporation’s request.

(iii) The Corporation, the Bank or their relevant Affiliate, as applicable, will make reasonable efforts to accommodate the scheduling needs of Executive so as to avoid, to the maximum extent possible, interference with the Executive’s then current duties and responsibilities.

(f) Limitations/Permitted Disclosures. Nothing in this Section 13 or this Agreement shall be construed to prevent, interfere with or restrict the Executive’s ability to make disclosures, reports or complaints as authorized, permitted or required by federal or state law, including without limitation pursuant to the provisions of the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform Act and Consumer Protection Act or by regulations, rules or orders issued by federal or state regulatory agencies, including without limitations, Virginia Bureau of Financial Institution, Office of Comptroller of the Currency, U.S. Treasury, Bureau of Financial Protection or Securities and Exchange Commission, provided the disclosure does not exceed the extent of disclosure required by such law, regulation, rules or order. Further, nothing in this Agreement shall prevent, impede or interfere (nor shall it be construed to prevent, impede or interfere) with (i) Executive’s obligation to provide full, complete and truthful testimony when so required in response to a subpoena or order from a court or government agency; (ii) Executive’s right to report (including pursuant to whistleblower laws) possible violations of federal, state or local law or other improper actions/omissions to government agencies, to file a charge or complaint of discrimination, harassment or retaliation with government agencies, or to participate or cooperate in any investigation conducted by any government agency; or (iii) Executive’s right to make confidential disclosures of information (including trade secrets) to a government agency, or to an attorney who is advising Executive, for the purpose of reporting or as part of an investigation into a suspected violation of law, nor shall it prohibit Executive from filing a lawsuit, complaint or other document that contains a trade secret, so long as the information containing the trade secret is filed under seal and is not otherwise disclosed except pursuant to court order. Executive understands that Executive’s rights when making such protected disclosures are more fully spelled out in 18 USC § 1833, as amended and include immunity from criminal and civil liability from making protected disclosures of trade secrets under the Defend Trade Secrets Act of 2016. Finally, nothing in this Agreement authorizes the Corporation or the Bank to terminate Executive’s employment or otherwise retaliate against Executive for engaging in any of the foregoing activities.

(g) Notice of Third Party Request/Order. Unless prohibited by law, regulation or order from doing so, Executive shall provide written notice of the receipt of a third party request or order to disclose Confidential Information to the designated senior officers of the Corporation within two (2) business days of receiving this request or order, but in any event sufficiently in advance of making any disclosure so as to permit the Corporation, the Bank or their relevant Affiliate, as appropriate to contest the disclosure ore seek confidentiality protections.

14. Non-Solicitation Restriction. During employment with the Corporation and the Bank and for the twenty-four (24) month period that immediately follows the termination of Executive’s employment (regardless of the circumstances), or such time period as the Corporation is obligated to make severance payments and benefits under this Agreement (whichever is longer) (“Restricted Period”), Executive shall not unfairly compete with the Corporation, the Bank or any of their Affiliates by attempting to disrupt business relationships that the Corporation, the Bank or their Affiliates have with either Customers or Prospects. In this regard, Executive shall refrain during the Restricted Period from engaging in any of the following activities, whether on behalf of Executive alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(a) Attempting to disrupt or interfere with the Bank’s business relationship with a Customer (i) with whom Executive either had communications regarding the products or services of the Bank or any of its Affiliates within the eighteen (18) months prior to the Date of Termination, or (ii) about which Executive received Confidential Information within the eighteen (18) months prior to the Date of Termination, by directly, or indirectly through others requesting, suggesting, encouraging or advising that Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Corporation, the Bank or their Affiliates.

(b) Soliciting, offering, or discussing the sale of, or selling, a Competitive Service or Product to a Customer: (i) with whom Executive either had communications regarding the products or services of the Bank or its Affiliates within the eighteen (18) months prior to the Date of Termination, or (ii) about which Executive received Confidential Information within the eighteen (18) months prior to the Date of Termination.

(c) Soliciting, offering, or discussing the sale of, or selling, a Competitive Service or Product to a Prospect by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses offering, offers, or sells a Competitive Service or Product to the Prospect.

15. Non-Compete Restriction. At all times during employment and during the Restricted Period, Executive shall not accept employment in a Competitive Position with, own, operate, or provide consulting, advisory or contracted management services (whether as a director, officer, independent contractor, member, owner or shareholder) to or on behalf of any Competing Financial Services Organization.

(a) Clarification; Restricted Territory. The Non-Compete Restriction in this Section 15 applies to (i) the counties of Wilkes, Watauga and Ashe within the State of North Carolina, and (ii) the geographic territories within a twenty five (25) mile radius of any office location of the Bank or its Affiliates to which Executive regularly reported for work, or over which Executive had supervisory or managerial responsibility, within the eighteen (18) months prior to the Date of Termination (“Restricted Territory”); provided, however that within the Restricted Territory and during the Restricted Period (x) the Competing Financial Services Organization operates, or is seeking to operate, an office location where Competitive Services and/or Products are or will be offered to the public and (y) Executive will be performing services for the Competing Financial Services Organization in the Restricted Territory similar to those which Executive performed for the Bank or its Affiliates pursuant to this Agreement, or Executive will be supervising others who will be offering or providing Competitive Services or Products in the Restricted Territory on behalf of the Competing Financial Services Organization.

(b) Limitation. Nothing in this Section 15 shall prevent Executive from owning stock in a publicly traded company that offers Competitive Services or Products in the areas serviced by the Corporation, the Bank or their Affiliates, provided Executive’s ownership constitutes less than five percent (5%) of the outstanding shares of the publicly traded company.

16. Anti-Piracy Restriction. At all times during employment with the Corporation, and during the Restricted Period, Executive shall refrain from inducing, soliciting or encouraging any person who at the time of the solicitation is employed by the Corporation, Bank, or any of their Affiliates, and with whom Executive had contact with, or whose identity Executive learned, in either case by way of Executive’s employment hereunder, to leave employment with the Corporation, Bank or any of their Affiliates.

17. Enforcement. Executive acknowledges that the restrictive covenants set forth above in Sections 13, 14, 15 and 16 are reasonable and necessary in order to protect the legitimate business interests of the Corporation, the Bank and their Affiliates, and that a violation of any of those covenants will result in irreparable injury. In the event of a breach or a threatened breach of any of these Sections of the Agreement, in addition to all other remedies (legal or equitable), the Corporation and the Bank shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Executive from violating one or more of these restrictions. If litigation is filed which relates to or arises under this Sections 13-17, then in addition to all other remedies, if it substantially prevails, the Corporation and the Bank shall be entitled to recover their attorneys’ fees, costs and expenses incurred in connection with the litigation (including all appeals), as well as the Corporation’s pre-litigation efforts to prevent a breach, to enforce the Agreement. Nothing contained herein shall be construed as limiting or prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of amounts paid in severance or other money damages. Should an injunction be issued, Executive waives the right to require that the court require a bond to be posted in excess of $500.00.

18. Notice of Termination. Any purported termination of Executive’s employment under this Agreement (whether by the Corporation and the Bank or by Executive) shall be delivered in writing by a Notice of Termination to the non-terminating party.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, then the offending provision shall be stricken from this Agreement, the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.

21. Construction. The parties agree that the traditional rule that often applies whereby an ambiguity in a contract is construed against the drafter shall not apply to this Agreement.

22. Regulatory Requirements and Limitations. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that neither the Corporation nor the Bank shall not be required to make any payment or take any action under this Agreement if:

(a) the Corporation or the Bank is declared by any regulatory agency or authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(b) in the opinion of counsel to Corporation such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to Corporation or the Bank, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any regulatory agency or authority, or (iii) otherwise is prohibited by any regulatory agency or authority.

23. Forum Selection. The parties agree that the exclusive jurisdiction for any lawsuit related to or arising under this Agreement shall be in the Circuit Court for Floyd County, Virginia or the United States District Court for the Western District of Virginia. Executive consents to the jurisdiction of these courts, and waives any objection to jurisdiction and venue which Executive otherwise may have to this venue for any such lawsuit.

24. Applicable Law. This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of law provisions.

25. Survival. Subject to any limits on applicability contained therein, the provisions of Sections 11-17 and 20-27 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement. Likewise, in the event that the Corporation, the Bank or a Successor (see Section 26(a)) is obligated to make payments to Executive under this Agreement, and Executive dies before all such payments are made, then the balance of those payments shall be made to Executive’s estate.

26. Successors and Assigns.

(a) Corporation. This Agreement shall bind and inure to the benefit of and be enforceable by the Corporation, the Bank and their successors or assigns (“Successors”). In the event that a transaction that is a Change of Control event occurs, then in connection with the approval or closing of such transaction, the Corporation shall require as a condition of approval and/or closing of the transaction that the Successors of the Corporation and/or the Bank execute an agreement, in a form and substance acceptable to Executive, whereby the Successors expressly assume and agree to honor and perform this Agreement in the place of the Corporation or the Bank, as applicable. In this regard, after a Change of Control event, if the Executive continues employment with the Successor, then for all purposes the Successor shall be deemed the “Corporation” or the “Bank,” as applicable, under this Agreement with all rights, responsibilities and obligations to Executive under this Agreement and likewise by Executive to the Successor.

(b) Executive. This Agreement shall inure to the benefit and be enforceable by Executive, Executive’s personal and legal representatives, and Executive’s executors, administrators, heirs, successors and assigns. Notwithstanding the foregoing, Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board.

27. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Notices to Executive shall be sent to Executive’s then current address in accordance with the Corporation’s books and records. Notices to the Corporation and/or the Bank shall be sent to:

Parkway Acquisition Corp.

Attn: Chairman

101 Jacksonville Circle

Floyd, VA 24091

Notwithstanding the foregoing, each party shall send notices to another address or to the attention of another person as the receiving party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

28. Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes any and all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements. Further, this Agreement supersedes and replaces all prior employment agreements and/or change in control arrangements between Executive and Great State Bank, and all such agreements, understandings and arrangements will be deemed terminated as of the Effective Date and will, as of the Effective Date, be of no force or effect. To the extent that a separate agreement currently exists which grants Executive stock options or other incentive or deferred compensation, those agreements remain in full force and effect, except to the extent that those agreements contain restrictive covenants in which case the provisions of Sections 13-17 shall be deemed applicable and replace all such similar provisions.

29. Document Review. The Corporation, the Bank and Executive hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants and financial and other advisors as it or Executive has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily and knowingly. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE CORPORATION AND THE BANK AND THAT EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

30. Recitals. The Recital paragraphs at the outset of this Agreement are part of this Agreement.

[Remainder of Page Intentionally Blank; Signatures Follow]

WITNESS the following signatures as of the date first written above:

ACCEPTED AND AGREED:

/s/ C. Greg Edwards
C. Greg Edwards (Executive)

PARKWAY ACQUISITION CORP.,

On its own account and on behalf of its Affiliates

By:	/s/ J. Allan Funk
J. Allan Funk
Its: President and Chief Executive Officer

SKYLINE NATIONAL BANK

By:	/s/ J. Allan Funk
J. Allan Funk
Its: President and Chief Financial Officer

[Last signed by a representative of the Corporation and the Bank while present in Grayson County, Virginia]

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